Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion, as an exhibit, in the S-1 Filing of IDW Media Holdings, Inc., of our report dated January 27, 2020 on our audit of the consolidated financial statements of IDW Media Holdings, Inc. as of October 31, 2019 and 2018.

/s/ Zwick & Banyai, PLLC

Southfield, Michigan

October 16, 2020